                                                                  EXHIBIT 3.(i)1

                         CERTIFICATE OF INCORPORATION

                                       OF

                      BERINGER WINE ESTATES HOLDINGS, INC.


                                   ARTICLE I

                              NAME OF CORPORATION

                        The name of this Corporation is

                      Beringer Wine Estates Holdings, Inc.

                                   ARTICLE II


                               REGISTERED OFFICE

          The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover 19901, County of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.

                                  ARTICLE III


                                    PURPOSE

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV


                            AUTHORIZED CAPITAL STOCK

          A.   AUTHORIZED SHARES.
               -----------------

          1.   Number of Shares.  The total number of shares which the
               ----------------
Corporation shall have authority to issue, the number of shares of each class, and the par value of each share or each class are as follows:

          The aggregate number of shares which the Corporation shall have authority to issue is 22,000,000, divided into 2,000,000 shares of preferred stock and 20,000,000 shares of common stock as follows:


Name of Class                                    Number of Shares   Par Value
-------------                                    ----------------   ---------
Preferred Stock ("Preferred Stock") of                2,000,000      $.0001
 which 1,000,000 shares are designated as
 Series A Non-Voting Pay-in-Kind
 Preferred Stock, par value $.0001 per
 share

Class A Common Stock                                  2,000,000      $.0001

Class B Common Stock                                 18,000,000      $.0001

          A description of the different classes and series of the Corporation's stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of and series of such stock are set forth below in this Article IV.

          2.   Preferred Stock.  The undesignated Preferred Stock may be divided
               ---------------
into such number of series as the Board may determine. The Board also is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications limitations or restrictions thereof, including, without limitation, the voting rights, dividend rights, dividend rate, conversion or exchange rights, rights and terms of redemption (including sinking fund provisions) and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any outstanding series (but not below the number of shares thereof then outstanding). In case the number of shares of any outstanding series shall be so decreased, the shares constituting such decrease shall, upon the taking of any action required by applicable law, be deemed to become shares of undesignated Preferred Stock.

          B.   SERIES A PREFERRED STOCK.
               ------------------------

          The following is a statement of the powers, preferences, rights, qualifications, limitations and restrictions of the series, consisting of 1,000,000 shares, $.0001 par value, of the Series A Non-Voting Pay-in-Kind Preferred Stock.

          1.   Designation and Amount.  The shares of such series of Preferred
               ----------------------
Stock shall be designated as "Series A Non-Voting Pay-in-Kind Preferred Stock" (the "Series A Preferred Stock"), and the number of shares constituting such series shall be 1,000,000, including up to 700,000 shares of Series A Preferred Stock issued as dividends on the Series A Preferred Stock pursuant to Section 3 hereof. The initial liquidation preference of the Series A Preferred Stock and related Series A Preferred Stock Rights shall be $100 per share (the "Liquidation Value").

          2.   Rank.  The Series A Preferred Stock shall, with respect to
               ----
dividend rights and rights on liquidation, winding up and dissolution, rank:
(i) senior to both the Common Stock, and to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Corporation or which do not specify their rank (collectively with the Common Stock, the "Junior Securities"); (ii) on a parity with each other class of capital stock or series of Preferred Stock issued by the Corporation after June 30, 1996 the terms of which specifically provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Parity Securities"), provided, however, that any such Parity
                                     --------  -------
Securities that were not approved by the holders of Series A Preferred Stock in accordance with Article IV.B.7.(b) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to each other class of capital stock or other series of Preferred Stock issued by the Corporation after June 30, 1996 the terms of which have been approved by the holders of the Series A Preferred Stock in accordance with Article IV.B.7.(b) hereof and which specifically provide that such class or series will rank senior to the Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Senior Securities").

          3.   Dividends.  (a) The holders of shares of the Series A Preferred
               ---------
Stock shall be entitled to receive, out of funds legally available therefor, dividends per share at the annual rate of fourteen percent (14%) of the Liquidation Value. Such dividends shall be cumulative and shall accrue and be payable in equal semi-annual amounts per share of seven percent (7%) of the Liquidation Value per share on July 16 and January 16 in each year (each of such dates being a "Dividend Payment Date"), to holders of record at the close of business on the date specified by the Board at the time such dividend is declared (the "Record Date"), in preference to dividends on the Junior Securities, commencing on the Dividend Payment Date next succeeding June 30, 1996. Any such Record Date shall be not less than 10 days and not more than 30 days prior to the relevant Dividend Payment Date. All dividends with respect to shares of Series A Preferred Stock shall be paid in additional shares of Series A Preferred Stock and not in cash for the first 10 Dividend Payment Dates. Thereafter, dividends shall be paid in cash so long as the payment of such dividends (or the payment by Beringer Wine Estates Company, a Delaware corporation, of a dividend or other distribution to the Corporation in order to pay such dividends) would not directly or indirectly (with the passage of time or the giving of notice) cause a default or an event of default under any indebtedness of the Corporation or any corporation or other entity directly or indirectly controlled by the Corporation for borrowed money. Non-cash dividend payments shall be made by issuing shares (or fractions thereof) of Series A Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends. All dividends paid with respect to shares of Series A Preferred Stock pursuant to this Section 3 shall be paid pro rata to the holders entitled thereto. All shares of Series A Preferred Stock issued as a dividend with respect to the Series A Preferred Stock will thereupon be duly authorized, validly issued, fully paid and nonassessable. Dividends not paid in cash shall be paid in additional shares of Series A Preferred Stock.

          (b) In the case of shares of Series A Preferred Stock issued prior to June 30, 1996, dividends shall accrue and be cumulative from January 1, 1996.
In the case of shares of Series A Preferred Stock issued subsequent to June 30, 1996, dividends shall accrue and be cumulative from the Specific Issue Date relating thereto. In the case of shares of Series A Preferred Stock issued in lieu of cash dividends they shall accrue and be cumulative from the date of issue if issued with respect to a dividend payment date of January 16 and from the next January 16 if issued with respect to a dividend payment due on July 16.

          (c) Each fractional share of Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series A Preferred Stock pursuant to subparagraph (a) of this Article IV.B.3, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in paragraph (a) of this Article IV.B.3 with respect to dividends on each outstanding share of Series A Preferred Stock. Each fractional share of Series A Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Series A Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series A Preferred Stock.

          (d) (i) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without the prior consent of the holders of at least two-thirds of the outstanding Series A Preferred Stock, make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase redemption or retirement of, any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities, whether directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities, except for repurchases of Junior Securities from employees upon termination of employment pursuant to agreements approved by the Board.

          (ii) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without the prior consent of the holders of at least two-thirds of the outstanding Series A Preferred Stock, except as permitted in clause (d)(i) above or in this clause (d)(ii), declare, pay or set apart for payment any dividend or make any distribution or payment on any Junior Securities or Parity Securities, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Parity Securities, whether directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in additional shares of Parity Securities to holders of Parity Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Parity Securities, and the Corporation shall not, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to, make any such declaration, payment, setting apart for payment, purchase, redemption, retirement or distribution; provided, however, that, to the extent
                                        --------  -------
permitted by law and so long as cash dividends on the Series A Preferred Stock have been paid for the current and any prior periods for which cash dividends should be paid and any Series A Preferred Stock issued in respect of dividends paid in kind shall have been redeemed, the Corporation may pay cash dividends on the Common Stock, without the prior consent of the holders of the Series A Preferred Stock, but only out of retained earnings or current income and only if, after giving effect to such dividend, the aggregate amounts of all allocations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants rights or options and all such other distributions ("Restricted Payments") made during the period beginning January 16, 1996 to and including the date of the making of such dividend payment in question would not cause such Restricted Payments to exceed fifty percent (50%) of consolidated net income of the Corporation for the period beginning January 16, 1996 to the date of the making of such dividend payment computed on a cumulative basis for said entire period (or if such consolidated net income is a deficit figure, then minus one hundred percent (100%) of such deficit).

          4.   Liquidation Preference.  (a)  In the event of any voluntary or
               ----------------------
involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each holder of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to one hundred percent (100%) of the Liquidation Value for each share of Series A Preferred Stock then outstanding held by such holder, plus an amount in cash equal to all accrued but unpaid dividends (including all Series A Preferred Stock Rights) thereon to the date of liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series A Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

          (b) For the purposes of this Article IV.B.4, the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation or the consolidation or merger of the Corporation with any one or more other corporations (other than a consolidation or merger with or into a wholly-owned subsidiary of the corporation or into another corporation or entity in which the holders of the capital stock of the Corporation own at least fifty percent (50%) of the voting securities of the surviving entity) shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation (such that holders of the Series A Preferred Stock shall be entitled to receive the amounts provided in Article IV.B.4.(a) unless the Corporation has previously redeemed the outstanding Series A Preferred Stock).

          5.   Optional Redemption; Required Redemption.  (a) The Corporation
               ----------------------------------------
may, at its option, redeem in whole at any time or in part from time to time (and, if in part, pro rata from each holder), in the manner hereinafter provided, shares of Series A Preferred Stock, at a redemption price per share, payable in cash, equal to one hundred percent (100%) of the Liquidation Value thereof plus an amount equal to one hundred percent (100%) of the sum of accrued and unpaid dividends thereon (including an amount equal to a prorated dividend from the last Dividend Payment Date immediately prior to the redemption date).

          (b) (i) In the event that the Corporation shall redeem shares of Series A Preferred Stock pursuant to Article IV.B.5.(a) or (c) hereof, notice of such redemption shall be mailed by first-class mail, postage prepaid, not less than 30 days or more than 60 days prior to the redemption date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Corporation; provided, however, that failure to
                                          --------  -------
give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (A) the redemption date; (B) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed and the manner in which such shares were selected for redemption; (C) the redemption price per share;
(D) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date (unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid).

          (ii) Notice by the Corporation having been mailed as provided in
Article IV.B.5.(b)(i) hereof, and provided that on or before the applicable redemption date funds, if any, necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date (unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid), dividends on the shares of Series A Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the applicable redemption price and any accrued and unpaid dividends from the Corporation to the date of redemption) shall cease. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and a notice by the Corporation shall state), such shares shall be redeemed by the Corporation at the applicable redemption price as aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

          (c) On the earlier of (i) the closing of a Change of Control Transaction or (ii) July 16, 2006, to the extent permitted by applicable law, the Corporation shall purchase and redeem all outstanding Series A Preferred Stock and Series A Preferred Stock Rights at a price per share, payable in cash, equal to one hundred percent (100%) of the Liquidation Value of the shares to be purchased and redeemed plus an amount equal to one hundred percent (100%) of the sum of accrued and unpaid dividends thereon (including an amount equal to a prorated dividend from the last Dividend Payment Date immediately prior to the redemption date). The Corporation shall provide notice of redemption in accordance with the provisions of Article IV.B.5.(b). If the funds of the Corporation legally available for redemption of the Series A Preferred Stock are insufficient to redeem all such shares, those funds which are legally available shall be used to redeem the maximum possible number of such shares on a pro rata
                                                                        --------
basis as to all holders of shares of Series A Preferred Stock whose shares are being redeemed. At any time thereafter when additional funds of the Corporation become legally available for the redemption of the Series A Preferred Stock, such funds will immediately be used to redeem the balance (or, on a pro rata
                                                                    --------
basis, the maximum portion permissible) of the outstanding shares of Series A Preferred Stock to be redeemed pursuant to this Article IV.B.5.(c). Dividends shall continue to accrue and accumulate on any shares of Series A Preferred Stock that shall not have been redeemed by the Corporation pursuant to this
Section IV.B.5(c).

          6.   Reacquired Shares.  Shares of Series A Preferred stock that have
               -----------------
been issued and reacquired in any manner, including shares reacquired by purchase or redemption, shall not be reissued as shares of Series A Preferred Stock and shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock other than the Series A Preferred Stock.

          7.   Voting Rights.  In addition to any voting rights provided by law,
               -------------
the holders of Series A Preferred Stock shall have the following voting rights:

          (a) General.  Except as required in this Article IV and as otherwise
              -------
required by law, shares of Series A Preferred Stock (including shares received as dividends thereon) shall have no voting rights.

          (b) Voting Rights On Extraordinary Matters.  In addition to any vote
              --------------------------------------
or consent of stockholders required by law, the approval of holders of two-thirds of the outstanding shares of Series A Preferred Stock, voting as a class, shall be required: (i) to amend the Certificate of Incorporation of the Corporation to increase the authorized number of shares of Preferred Stock or to authorize the creation or issuance, or the increase in the authorized amount, of any Parity Securities or Senior Securities, or to authorize the creation or issuance of securities convertible into or exchangeable for, or options, warrants or other rights to acquire, any Parity Securities or Senior Securities;
(ii) to reclassify any series of Junior Securities to Senior Securities or Parity Securities; (iii) to amend, repeal or change any of the provisions of the Certificate of Incorporation of the Corporation or the provisions of this
Article IV in any manner that would alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely, including without limitation changing the voting percentage required for approval by the holders of Series A Preferred Stock of the foregoing matters; (iv) otherwise to restrict the rights, preferences or privileges of the Series A Preferred Stock; or (v) to authorize the consolidation or merger of the Corporation with or into another Person (whether or not the Corporation is the Surviving Person), or the sale, assignment, transfer, lease, conveyance or other disposal of all or substantially all of its properties or assets in one or more related transactions to another Person unless, in either case: (A) the Corporation is the Surviving Person or the Surviving Person is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, and (B) the Series A Preferred Stock remains outstanding or is converted into or exchanged for and becomes shares of the Surviving Person (if other than the Corporation), having in respect of the Surviving Person substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series A Preferred Stock had immediately prior to such transaction and such corporation will have no class of shares either authorized or outstanding ranking prior to or on a parity with the Series A Preferred Stock except the same number of shares ranking prior to or on a parity with the Series A Preferred Stock and having the same rights and preferences as the shares of the Corporation authorized and outstanding immediately preceding any such transaction.

          8.   Certain Covenants.  Any holder of Series A Preferred Stock may
               -----------------
proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision herein or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

          C.  COMMON STOCK.
              ------------

          All shares of Class A Common Stock and Class B Common Stock shall be identical and will entitle the holders thereof to the same rights and privileges, except as otherwise provided herein.

          1.   Voting.  Except as otherwise expressly provided in this
               ------
Certificate of Incorporation or otherwise required by law, the holders of the Common Stock shall exclusively possess all voting power. Each holder of the Class A Common Stock shall be entitled to fifty (50) votes and each holder of Class B Common Stock shall be entitled to one vote for each share held on all matters submitted to stockholders of the Corporation, whether by vote at a meeting or for action by written consent. Except as otherwise provided herein or required by law, holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to stockholders of the Corporation.

          2.   Dividends and Other Distributions.  Subject to any rights to
               ---------------------------------
receive dividends to which the holders of the shares of the Preferred Stock and any class or series of the Corporation ranking prior to the Class A Common Stock and Class B Common Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up of the Corporation may be entitled, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, if and as declared by the Board, such dividends of cash, stock or property as the Board shall from time to time declare from funds legally available therefor. If any dividend is paid on any class of Common Stock, such dividend or distribution shall be paid on all classes of Common Stock in the same amount per share and any stock split, reverse stock split or recapitalization of any class of Common Stock shall apply equally to all classes of Common Stock; provided, however, that in the case of
                                        --------  -------
dividends payable in shares of Common Stock or options warrants or rights to acquire shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock, the shares, options, warrants or rights to acquire or securities so payable shall be payable only in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for, Class B Common Stock.

          3.   Liquidation.  Upon any liquidation, dissolution, or winding up of
               -----------
the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of the Preferred Stock and any other class or series of the Corporation's capital stock ranking prior to the Class A Common Stock and Class B Common Stock shall be entitled, the holders of Class A Common Stock and Class B Common Stock shall be entitled to share ratably in the remaining assets of the Corporation. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or substantially all of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article IV.C.3.

          4.   Conversion.
               -----------

          (a) Holders of Class A Common Stock shall have the right, at their individual options and at any time, to convert any or all shares of Class A Common Stock held by them to the same number of shares of Class B Common Stock by delivering to the Corporation a notice of their intent to so convert their shares of Class A Common Stock and surrendering the certificate or certificates representing such shares. The

Corporation shall promptly issue and deliver the certificate or certificates evidencing the shares of Class B Common Stock issuable upon conversion in accordance with the holders instructions. Such conversion, to the extent permitted by law, shall be deemed to occur as of the close of business on the date on which the holder's notice of intent is received and the holder's shares of Class A Common Stock are surrendered. Class B Common Stock issued under this
Article IV.C.4 shall be deemed duly authorized, validly issued, fully paid and nonassessable. Subject to approval of a majority of the shares of the Class
A Common Stock, the Class A Common Stock shall be automatically converted on a one-for-one basis into shares of Class B Common Stock effective upon the closing of a Qualified IPO.

          (b) In the case of any reorganization, reclassification or change of shares of the Class B Common Stock (other than a change in par value or from par to no par value or as a result of a subdivision or combination), or in the case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation, or in the case of any sale, lease or other disposition or all or substantially all of the assets of the Corporation, each holder of a share of Class A Common Stock at the time outstanding shall be entitled to convert such share into the kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change of shares, consolidation, merger, sale lease or other disposition, by a holder of the number of shares of Class B Common Stock into which such shares of Class A Common Stock might have been converted immediately prior to such reorganization, reclassification, change of shares, consolidation, merger, sale, lease or other disposition. In the event of such a reorganization, reclassification, change of shares, consolidation, merger, sale, lease or other disposition, effective provisions shall be made in the charter of the resulting or surviving corporation or other wise for the protection of the conversion rights of the shares of Class A Common Stock as nearly equivalent as practicable, into any such other shares of stock and other securities and property deliverable upon conversion of shares of Class B Common Stock into which such Class A Common Stock might have been converted immediately prior to such event.

          (c) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of issuance upon conversion of outstanding shares of Class A Common Stock, such number of shares of Class B Common Stock as shall from time to time be issuable upon the conversions of all the outstanding shares of Class A Common Stock. If any shares of Class B Common Stock required to be reserved for purposes of conversion hereunder (i) require registration with or approval of any governmental authority under any federal or state law before such shares of Class B Common Stock may be issued upon conversion or (ii) are listed on any national or regional securities exchange or the NASDAQ National Market System, the Corporation shall use its commercially reasonable efforts and incur commercially reasonable costs to cause such shares to be fully registered, approved, or listed as the case may be prior to the effective time of such conversion.

          (d) The Corporation shall pay all documentary stamp or other transactional taxes attributable to the issuance or delivery of shares of Class B Common Stock upon conversion of any shares of Class A Common Stock; provided,
                                                                      --------
however, that the Corporation shall not be required to pay any taxes which may
-------
be payable in respect of any transfer involved in the issuance or delivery of any certificate for shares of Class B Common Stock in a name other than that of the registered holder of shares of Class A Common Stock converted.

                          ARTICLE V


                         LIABILITY AND INDEMNIFICATION

          To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the "Delaware Law"), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, limited liability company, trust or other enterprise. The Corporation may indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise. Expenses incurred by any such director or officer in defending any such action, suit or proceeding shall be advanced by the Corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the Delaware Law and this Article V. Expenses incurred by any such employee or agent in defending any such action, suit or proceeding may be advanced by the Corporation, as authorized by the Board in the specific case, prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the Delaware Law and this Article V. The Corporation may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and, in the manner provided by the Delaware Law. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

                          ARTICLE VI


                                   AMENDMENT

          1.   Certificate of Incorporation.  In addition to any affirmative
               ----------------------------
vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of Common Stock or Preferred Stock, alteration, addition, amendment, repeal or rescission (any "change") of any provision of this Certificate of Incorporation shall be approved by the vote of holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting as a single class.

          2.   Bylaws.  In furtherance and not in limitation of the powers
               ------
conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

          3.   Other Corporate Documents.  Copies of the Stockholders Agreement
               -------------------------
which is referenced by this Certificate of Incorporation is available free of charge to stockholders upon written request to the Secretary of the Corporation at the Corporation's principal office. The Stockholders Agreement may be amended in accordance with its terms and any references herein are to include the latest amendment, if any, to the Stockholders Agreement.

                                  ARTICLE VII


                       CREDITOR COMPROMISE OR ARRANGEMENT

          Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under
Section 291 of Title 8 of the Delaware Code or on application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                  ARTICLE VIII


                   ELECTION OF DIRECTORS; EXECUTIVE COMMITTEE

          Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

          The business and affairs of the Corporation shall be managed under the direction of the Board, except that there shall be an Executive Committee of the Board. The Executive Committee shall consist of five members, all of whom shall be directors of the Corporation. The members of the Executive Committee shall not be designated by the Board but shall, instead, consist of: (1) the Chief Executive Officer of the Corporation; (2) one member appointed by the Silverado Directors (as that term is defined in the Stockholders Agreement), and (3) three members appointed by the TPG Directors (as that term is defined in the Stockholders Agreement).

                                   ARTICLE IX


                                  DEFINITIONS

          For purposes of this Certificate of Incorporation, the following terms shall have the meanings indicated, and all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Delaware Law, as in effect on the date hereof:

          "Board" shall mean the Board of Directors of the Corporation.

          "Change of Control Transaction" shall have the meaning as defined in the Stockholders Agreement.

          "Class A Common Stock" shall mean the Class A Common Stock of the Corporation.

          "Class B Common Stock" shall mean the Class B Common Stock of the Corporation.

          "Common Stock" shall mean collectively the Class A Common Stock and the Class B Common Stock.

          "Person" shall mean any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Qualified IPO" shall mean a sale by the Corporation of Common Stock in an underwritten (firm commitment) public offering registered under the Securities Act of 1933, with gross proceeds to the Corporation of not less than $50 million, resulting in the listing of the Common Stock on a nationally recognized stock exchange, including without limitation, the NASDAQ National Market System.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations adopted by the Securities and Exchange Commission thereunder.

          "Series A Preferred Stock Rights" shall mean, with respect to any shares of Series A Preferred Stock, at any time, each share, or fraction thereof, of Series A Preferred Stock representing an amount equal to any unpaid dividends on a share of such Series A Preferred Stock accrued beginning on the Specific Issue Date relating to such shares.

          "Specific Issue Date" shall mean with respect to any shares of Series
A

Preferred Stock issued after June 30, 1996, the date on which such shares of Series A Preferred Stock are issued.

          "Stockholders Agreement" shall mean that certain Amended and Restated Stockholders Rights Agreement and Voting Agreement, among the Corporation and the stockholders of the Corporation, as amended from time to time.

          "Surviving Person" shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Preferred Stock or Common Stock of the Corporation is exchanged or converted into the securities of any other such Person or the right to receive cash or any other property.

                                   ARTICLE IX


                                  INCORPORATOR

          The name and mailing address of the incorporator of the corporation is:


                               Molly T. O'Connell
                          c/o Gibson, Dunn & Crutcher
                             1228 N Street, Suite 5
                              Sacramento, CA 95814

          THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware, and in pursuance of the Delaware General Corporation Law, does make and file this Certificate.



                                     /s/ Molly T. O'Connell
                                     ------------------------------------
                                         Molly T. O'Connell, Incorporator

Dated: May 9, 1996

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